CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-260030 on Form N-1A of our report dated May 28, 2026, relating to the financial statements and financial highlights of DoubleLine Securitized Credit ETF (the “Fund”) appearing in Form N-CSR of DoubleLine ETF Trust for the year ended March 31, 2026, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

July 16, 2026